Exhibit 10.1

AMENDED AND RESTATED 1998 DIRECTORS STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC.

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENTS

WHEREAS, L-3 Communications Holdings, Inc. (“L-3”) has previously maintained the Amended And Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc. (the “Plan”);

WHEREAS, L-3 granted stock options under the Plan to John M. Shalikashvili on April 22, 2002, April 27, 2004, April 26, 2005, April 25, 2006, April 2, 2007 and April 1, 2008, the terms of which were governed by individual Nonqualified Stock Option Agreements entered into on the applicable grant dates (collectively, the “Stock Option Agreements”); and

WHEREAS, on April 26, 2011, the Compensation Committee of the Board of Directors of L-3, acting pursuant to Section 10(a) of the Plan, approved the amendment of the Stock Option Agreements as contemplated hereunder.

NOW THEREFORE, effective as of April 26, 2011, each of the Stock Option Agreements is amended as follows:

1.	Section 6 is deleted in its entirety and replaced with the following:

6.	Effect of Certain Events on the Option.

In the event of the Optionee’s death, the Option shall become immediately fully exercisable as to 100% of the Shares subject to the Option, and the executor or administrator of the estate of the Optionee or the person or persons to whom the Option shall have been validly transferred by the executor or the administrator pursuant to will or the laws of descent or distribution shall have the right at any time during the Exercise Term to exercise the Option, subject to any other limitation contained herein on the exercise of the Option in effect at the date of exercise. If the Optionee is removed as a director of the Company for cause, the Option shall terminate as of the effective date of termination of the Optionee’s service as a director, whether or not exercisable. The Option shall not be affected by any other termination of the Optionee’s service as a director, whether as a result of a resignation, disability or otherwise.

2.	The last sentence of Section 7 is deleted and replaced with the following:

After the death of the Optionee, any exercisable portion of the Option may be exercised by the Optionee’s personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

By:	L-3 COMMUNICATIONS HOLDINGS, INC.

Michael T. Strianese
President and Chief Executive Officer

Steven M. Post
Senior Vice President, General Counsel and
Corporate Secretary